                           STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement"), dated as of November 14, 1997, is made among AHC I Acquisition Corp., a Delaware corporation ("Purchaser"), Arcade Holding Corporation, a Delaware corporation (the "Company"), and the parties identified on the signature page hereto as "Sellers" (each a "Seller" and collectively, "Sellers").

                                    RECITALS

A. Sellers currently collectively own all of the issued and outstanding shares (the "Shares") of the common stock, $.01 par value (the "Common Stock"), of the Company.

B. State Board of Administration of Florida ("SBA") owns all of the issued and outstanding shares of the preferred stock, $1.00 par value (the "Preferred Stock"), of the Company. Liberty Partners Holdings 4, L.L.C. ("Liberty Holdings") is the holder of an Arcade Holding Corporation Common Stock Purchase Warrant dated November 4, 1993 (the "Warrant") entitling Liberty Holdings to purchase shares of the common stock of the Company.

C. The Company is a party to an Executive Stock Option Agreement (an "Option Agreement") with certain executives of the Company or its subsidiary who are Sellers under this Agreement (the "Option Holders"), the terms of which provide for the immediate vesting of all options to purchase shares of common stock of the Company ("Options") thereunder upon, and forfeitability of any unexercised Options not exercised prior to or in connection with, the sale contemplated hereunder.

D. Arcade, Inc., a Tennessee corporation ("Arcade"), is a wholly-owned subsidiary of the Company. Each of Scent Seal, Inc., a California corporation ("Scent Seal"), and Arcade Europe SARL, a company organized under the laws of France ("Arcade Europe"), is a wholly-owned subsidiary of Arcade. Arcade, Scent Seal and Arcade Europe are collectively referred to herein as the "Subsidiaries".

E. The Subsidiaries are engaged in the business of developing, manufacturing, marketing and distributing olfactory sampling products and related items (the "Business").

         NOW, THEREFORE, in consideration of the foregoing Recitals (which are hereby incorporated by reference), the agreements hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1. PURCHASE AND SALE OF SHARES; OPTIONS; WARRANTS; REDEMPTION OF
           PREFERRED; DEBT CLOSING,

         1.1 Agreement to Purchase and Sell. On the Closing Date (as defined in
Section 1.8) and upon the terms and subject to the conditions set forth in this Agreement, Sellers shall sell, assign, transfer, convey and deliver the Shares to Purchaser free and clear of all Liens (as hereinafter defined) and Purchaser shall purchase the Shares from Sellers.

         1.2 Treatment of Options. On the Closing Date and upon the terms and subject to the conditions set forth in this Agreement, each Option that is vested or would vest upon consummation of the transactions contemplated by this Agreement immediately prior to the Closing (as defined in Section 1.8) shall be cancelled and terminated without delivery of any shares of capital stock of the Company and Purchaser shall pay each Option Holder in exchange for each such Option the price to be paid for each Share hereunder (as the same may be adjusted) less the Option Price (as defined in the Option Agreements) applicable to such Option (any payments paid by Purchaser to the Option Holders pursuant to this Section 1.2 are referred to herein as the "Option Payments"). Each Option Holder shall be deemed to be a "Seller" hereunder with respect to the Options.

         1.3 Treatment of Warrants. On the Closing Date and upon the terms and subject to the conditions set forth in this Agreement, Liberty Holdings shall deliver to Purchaser, and Purchaser shall purchase from Liberty Holdings, the Warrant for a purchase price equal to the purchase price to be paid for each Share hereunder (as the same may be adjusted) multiplied by the number of shares of Common Stock issuable upon exercise of the Warrant, less the aggregate exercise price payable under the Warrant (the payment paid by Purchaser to Liberty Holdings pursuant to this Section 1.3 is referred to herein as the "Warrant Payment"). Liberty Holdings shall be deemed to be a "Seller" hereunder with respect to the Warrant.

         1.4 Purchase Price. Subject to the terms and conditions set forth herein and to adjustment as provided in Section 1.5, at the Closing, Purchaser shall:

         (i) pay the Sellers, the Option Holders and the Warrant Holder in the aggregate the Pre-Closing Adjusted Purchase Price (as hereinafter defined), less the Escrow Amount (as hereinafter defined) (the "Closing Payment"). The Closing Payment shall be allocated among the Sellers in accordance with Exhibit A attached hereto; and

         (ii) deposit $5,000,000 in the aggregate (the "Escrow Amount") into an escrow (the "Escrow") established pursuant to an escrow agreement substantially in the form attached hereto as Exhibit B (the "Escrow Agreement") among Purchaser, Sellers and a party, reasonably acceptable to purchaser and that would qualify as a successor escrow agent pursuant to the escrow agreement, selected by Sellers to act as escrow agent (the "Escrow Agent"), which Escrow Amount shall simultaneously with the

              Closing without any further action by any Person (as defined in Section 8.12) become subject to the terms and conditions of the Escrow Agreement.

All payments to be made by Purchaser hereunder shall be made in cash by wire transfer of immediately available funds to the account designated by the recipient thereof in writing at least two business days prior to the Closing.

         1.5 Purchase Price Adjustment.

         (a)  Pre-Closing Statement.

         (i) At least two business days prior to the Closing Date, the Company shall furnish to Purchaser a statement of the Company (the "Pre-Closing Statement"), prepared as of a date which is no more than five business days prior to the Closing Date, reflecting the Company's good faith estimate of the Net Indebtedness (as hereinafter defined), the Redemption Payments and the Transaction Fees and Expenses (as hereinafter defined) immediately prior to the Closing.

         (ii) The "Pre-Closing Adjusted Purchase Price" shall be the amount determined pursuant to this subsection 1.5(a)(ii) by subtracting the sum of the Net Indebtedness, the Redemption Payments and the Transaction Fees and Expenses, as set forth on the Pre-Closing Statement, from the Unadjusted Purchase Price (as hereinafter defined). The calculation of the Pre-Closing Adjusted Purchase Price shall be set forth in reasonable detail on the Pre-Closing Statement. At Closing, the Pre-Closing Adjusted Purchase Price shall be used to determine the amounts to be paid to Sellers or for the benefit of Sellers as described in Section 1.4.

         (iii) As used herein,

              (A) "Net Indebtedness" shall mean (1) the sum of (x) the indebtedness of the Company and its Subsidiaries on a consolidated basis for borrowed money (including accrued interest thereon and all related charges, fees, expenses and penalties, including prepayment penalties which become due as a result of the transactions contemplated hereby), including amounts owed under the senior loan agreement and the credit agreement plus amounts reflected in capital leases to the extent such amounts would be required to be shown as indebtedness on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles applied in a manner consistent with the Financial Statements (as hereinafter defined), and

(y) all amounts outstanding under the Conditional Promissory Note executed by Arcade, dated June 9, 1995 for the original principal amount of $1,750,000 minus (2) the amount of cash and cash equivalents of the Company and its Subsidiaries that would be shown on a consolidated balance sheet prepared in accordance with generally accepted accounting principles applied in a manner consistent with the Financial Statements, in each case as of the Closing Date.

         (B) "Transaction Fees and Expenses" shall mean the aggregate amount of the fees and expenses of the Company and its Subsidiaries or the Sellers (to the extent paid or payable by the Company on behalf of the Sellers) incurred at or prior to the Closing in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including any investment banking, brokers, finders and legal fees and including the fees of the Seller Representative (as hereinafter defined), or transfer taxes (including real property transfer taxes, change of control payments, conveyance and recording fees, documentary stamp taxes and all other similar charges); provided, however, that Transaction Fees and Expenses shall not include any expenses or fees incurred in connection with the capitalization of Purchaser and the financing (including broker and agent fees) to consummate the transactions contemplated hereby.

                  (C) "Unadjusted Purchase Price" shall mean $195.0 million.

(b)  Post-Closing Statement.

           (i) As soon as practicable, but in no event more than 30 days after the Closing Date, Purchaser shall furnish the Seller Representative a statement (the "Post-Closing Statement") reflecting its determination of the Net Indebtedness, the Redemption Payments and the Transaction Fees and Expenses.

           (ii) The "Adjusted Purchase Price" shall be the amount determined pursuant to this subsection 1.5(b)(ii) by subtracting the sum of the Net Indebtedness, the Redemption Payments and the Transaction Fees and Expenses from the Unadjusted Purchase Price as calculated based on the Post-Closing Statement. The calculation of the Adjusted Purchase Price and the Proposed Closing Differential (as hereinafter defined) shall be set forth in reasonable detail on the post-closing statement.

           (iii) As used herein,

                  (A) "Closing Differential" shall mean the Proposed Closing Differential with such revisions, adjustments and changes thereto, if any, as shall be effected pursuant to Section 1.5(b)(iv).

                  (B) "Proposed Closing Differential" shall mean the amount (whether a positive or negative number) equal to the difference between (1) the Adjusted Purchase Price determined based upon the Post-Closing Statement minus (2) the Pre-Closing Adjusted Purchase Price determined based upon the Pre-Closing Statement.

         (iv) Within 60 days after the delivery of the Post-Closing Statement to the Seller Representative, the Seller Representative shall (on behalf of the Sellers) either accept the amount of the Proposed Closing Differential as reflected on the Post-Closing Statement as correct or object to the Proposed Closing Differential, specifying in reasonable detail in writing the nature of its objection(s). In the event the Seller Representative does not object to the Proposed Closing Differential within said 60-day period, the Seller Representative shall be deemed to have accepted the Proposed Closing Differential as the Closing Differential. In the event the Seller Representative objects to the Proposed Closing Differential, then, during a 30-day period subsequent to the receipt by Purchaser of notice of the Seller Representative's objection(s), Purchaser and the Seller Representative shall attempt in good faith to resolve the differences respecting such Proposed Closing Differential. In the event Purchaser and the Seller Representative are unable to resolve their differences within said 30-day period, the parties agree that the matter shall be submitted to a mutually acceptable firm of certified public accountants, the costs and expenses of which firm shall be borne equally by the Purchaser and the Sellers. If Purchaser and the Seller Representative cannot mutually agree upon said firm of certified public accountants within fifteen days, the disputed Proposed Closing Differential shall be jointly determined by two firms of certified public accountants, one such firm being selected by each of Purchaser and the Seller Representative, with Purchaser, on the one hand, and Sellers, on the other hand, each paying the costs and expenses of the firm selected by it. In the event that the respective firms of certified public accountants of Purchaser and the Seller Representative are unable to so agree, such firms of certified public accountants shall select a third firm of certified public accountants (which shall be one of the five largest nationally-recognized public accounting firms in the United States) to determine the Closing Differential pursuant to this Section 1.5 and whose determination shall be final and binding upon the parties. The costs and expenses of such third firm of certified public accountants shall be borne equally by Purchaser, on the one hand, and Sellers, on the other hand. During the period from the date of delivery of the Post-Closing Statement to the Seller Representative through the date of resolution of any dispute regarding the Proposed Closing Differential as contemplated by this
                  Section 1.5(b)(iv), Purchaser shall cause the Company and each of its Subsidiaries to provide the Seller
                  Representative and its agents and representatives
                  (including accountants) reasonable access to the books, records (including those supplemental schedules prepared by Purchaser in connection with preparation of the Post-Closing Statement), facilities, employees and accountants of the Company and each of its Subsidiaries and to accountants' work papers for purposes relevant to the review of such Post-Closing Statement and the resolution of any related dispute. All determinations to be made hereunder shall be made in accordance with the terms of this Agreement consistently applied.

                  (c) Within three days after the final determination of the Closing Differential, the Adjusted Purchase Price shall be determined as follows: If the amount of the Closing Differential is a positive amount, then the Adjusted Purchase Price shall be adjusted upward by an amount equal to the Closing Differential. In such case, Purchaser shall inform the Seller Representative and the Escrow Agent and fund the Escrow Account under the Escrow Agreement with the amount of such difference (for allocation among the Sellers in the manner contemplated by Section 1.4 upon expiration of the Escrow Agreement in accordance with its terms). Conversely, if the amount of the Closing Differential is a negative amount, then the Adjusted Purchase Price shall be adjusted downward by an amount equal to the Closing Differential (expressed as a positive amount), which amount shall be distributed to Purchaser in accordance with the terms of the Escrow Agreement.

                  1.6 Redemption of Preferred Stock. Simultaneously with the Closing, Purchaser shall pay or cause to be paid to SBA on behalf of the Company the "Liquidation Value" (as defined in the Company's Certificate of Incorporation (the "Certificate of Incorporation")) of the Preferred Stock and all accrued and unpaid dividends thereon to which SBA is entitled in accordance with the Certificate of Incorporation as a result of the optional redemption of the Preferred Stock by the Company. The Company shall take all action necessary prior to Closing to provide for the redemption of the Preferred Stock at the Closing, including delivering any notice of redemption required under the Certificate of Incorporation. The amount payable pursuant to this Section 1.6 is referred to herein as the "Redemption Payments".

         1.7 Payment of Debt.

              (a) SBA Payments. Simultaneously with the Closing, Purchaser shall pay or cause to be paid to SBA on behalf of the Company the unpaid principal balance (together with all interest accrued thereon and all other amounts due) under Arcade's line of credit and term loan with SBA pursuant to
(i) the Senior Loan Agreement between SBA and Arcade dated November 4, 1993, as amended (the "Senior Loan Agreement"), and (ii) the Subordinated Loan Agreement between SBA and Arcade dated November 4, 1993, as amended (the "Subordinated Loan Agreement"). The aggregate amounts payable pursuant to this Section 1.7(a) are referred to herein as the "SBA Payments".

              (b) Heller Payments. Simultaneously with the Closing, Purchaser shall pay or cause to be paid on behalf of the Company to Heller Financial, Inc. ("Heller") the unpaid principal balance (together with all interest accrued thereon) of all Revolving Loans and Lender Guarantees (as such terms are defined in the Credit Agreement dated as of April 30, 1996 between Arcade and Heller (the "Credit Agreement")) and all other amounts due under the Credit Agreement. The aggregate amounts payable pursuant to this Section 1.7(b) are referred to herein as the "Heller Payments".

              1.8 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article 7, consummation of the transactions contemplated hereby (the "Closing") shall take place on December 15, 1997 or such other time as the parties agree (the "Closing Date") at the offices of Sonnenschein Nath & Rosenthal, 1221 Avenue of the Americas, 24th Floor, New York, New York 10020, or at such other place as the parties agree. Notwithstanding the foregoing, the parties agree that if any filing is required under the HSR Act (as hereinafter defined) and early termination of the waiting period thereunder is not received prior to December 15, 1997, then the Closing shall occur on the third business day following receipt of notice of early termination. At the Closing, Sellers shall deliver to Purchaser (i) stock certificates representing the Common Stock, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank,
(ii) the Option Agreements representing the Options to be cancelled pursuant to
Section 1.2, and (iii) the Warrant. Notwithstanding anything to the contrary set forth herein, Purchaser shall use its best efforts to satisfy the conditions set forth in Section 7.2 and, only with respect to its obligations hereunder, cause the Closing to occur on or before December 1, 1997. Notwithstanding anything to the contrary contained herein, in the event (i) the Closing has not occurred on or before December 8, 1997, and (ii) the conditions set forth in Section 7.1 have been satisfied as of that date, upon Closing Purchaser shall pay to Sellers, in addition to its payment obligations under Sections 1.4, 1.6 and 1.7, an amount that would equal the amount of interest on $56.0 million at an annual rate equal to the prime rate as published from time to time in the Wall Street Journal table of money rates from December 8, 1997 through the Closing Date.

              1.9 Sellers' Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with Purchaser's deliveries hereunder, Sellers shall deliver or cause to be delivered to Purchaser all of the documents and instruments set forth on
Schedule 1.9, all in form and substance reasonably satisfactory to Purchaser and its counsel.

         1.10 Purchaser's Closing Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneous with Sellers' deliveries hereunder, Purchaser shall deliver or cause to be delivered to Sellers all of the payments, documents and instruments set forth on Schedule 1.10, all in form and substance reasonably satisfactory to Sellers and their counsel.

         1.11 Withholding Taxes. All payments pursuant to this Agreement shall be subject to and shall be reduced by any and all required withholding Tax (as hereinafter defined) and other similar withholding requirements imposed by applicable law or regulations.

         1.12 Appointment of Seller Representative. Each Seller hereby appoints and designates Victor J. Barnett and Michael J. Kluger, jointly (collectively, the "Seller Representative") as the true and lawful agent and attorney-in-fact of such Seller with full power of substitution. Any action or decision to be made by the Seller Representative shall require the approval of both Victor J. Barnett and Michael J. Kluger. The Seller Representative shall have the authority to take such actions and exercise such discretion as is required of the Seller Representative pursuant to the terms of this Agreement and the Escrow Agreement (and any such actions shall be binding on each Seller) including the following:

              (a) to receive, hold and deliver to Purchaser the certificates for the Common Stock and the Preferred Stock, the Option Agreements and the Warrant and any other documents relating thereto on behalf of Sellers;

              (b) to execute, acknowledge, deliver, record and file all ancillary agreements, certificates and documents that the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by the terms and provisions of this Agreement;

              (c) to receive any payments due under this Agreement and acknowledge receipt for such payments;

              (d) to waive any breach or default under this Agreement or to waive any condition precedent to the Closing;

              (e) to terminate this Agreement;

              (f) to receive service of process in connection with any claims under this Agreement;

              (g) to give and receive all notices permitted hereunder; and

              (h) to perform the obligations and exercise the rights under this Agreement and the Escrow Agreement, including the settlement of any claims and disputes with Purchaser and Sellers arising hereunder and thereunder.

              The Sellers may, at any time, substitute or replace the Seller Representative named above, if such action is agreed to in writing by Sellers owning not less than a majority of the Common Stock on a fully-diluted basis and a copy of such writing is delivered to each party to this Agreement.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES BY EACH SELLER. Each Seller hereby, severally for itself only and not jointly with any other Seller, represents and warrants to Purchaser that the following statements are true with respect to such Seller:

              2.1 Ownership of Stock. Such Seller is the sole record owner of the number of shares of Common Stock, Options and/or Warrant, as the case may be, set forth opposite such Seller's name on Schedule 2.1, which ownership is free and clear of all liens, security interests, mortgages, pledges, charges, claims, restrictions and other encumbrances of any nature whatsoever (collectively, "Liens") other than restrictions on transfer under federal and state securities laws and restrictions which will be terminated in connection with the consummation of the transactions contemplated hereby and as set forth on Schedule 2.1, such shares of Common Stock have been validly issued and are fully paid and are nonassessable and such shares of Common Stock represent all of the issued and outstanding shares of Common Stock owned by such Seller. Upon consummation of the transactions contemplated herein and delivery of and payment for the Shares as set forth herein and assuming Purchaser has no actual knowledge of any adverse claim to the Shares, Sellers shall convey to Purchaser marketable title thereto. No Seller holds any Common Stock as a nominee.

              2.2 Restrictions on Stock, Options and Warrant.

              (a) Agreements Relating to Stock. Such Seller is not a party to any agreement which will not be terminated prior to or as of the Closing and which is not set forth on Schedule 2.2(a) creating rights with respect to such Seller's shares of Common Stock, Options or Warrant in any Person and such Seller has the full power and legal right to sell, assign, transfer and deliver such Seller's shares of Common Stock, Options and Warrant.

              (b) No Warrants, Options, Etc. Except for the Warrant, the Options and the Option Agreements, there are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the shares of Common Stock owned by such Seller, which will not be terminated prior to or as of the Closing and which is not set forth on Schedule 2.2(b).

      2.3 Authority.

         (a) Corporate Action; Capacity. If such Seller is not a natural person, the execution and delivery to Purchaser of this Agreement and the performance of such Seller's obligations under this Agreement have been duly authorized by such Seller and its governing body, If such Seller is a natural person, such Seller has the capacity and authority to execute and deliver to Purchaser this Agreement and to perform such Seller's obligations under this Agreement.

         (b) Execution and Delivery. This Agreement has been duly and validly executed and delivered to Purchaser by each Seller who is a signatory hereto and constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law.

         (c) No Violation. Except for violations which will be waived prior to the Closing, as set forth on Schedule 2.3(c), or Liens which will be released concurrent with the Closing, the execution, delivery and performance of this Agreement by such Seller do not: (i) constitute a breach, or a violation of, or a default under, any organizing or governing document, if any, of such Seller, or of any law, rule or regulation, agreement, indenture, deed of trust, mortgage, loan agreement or other agreement or instrument to which such Seller is a party or by which such Seller or any of such Seller's shares of Common Stock, Options or Warrant are bound; (ii) constitute a violation of any order, judgment or decree to which such Seller or any of such Seller's shares of Common Stock, Options or Warrant are bound; or (iii) result in the creation of any Lien upon any of the assets or properties of the Company, any Subsidiary or such Seller, including any of such Seller's shares of Common Stock, Options or Warrant.

         2.4 Consents and Approvals No consent, approval, waiver or authorization from any governmental and regulatory authorities, domestic and foreign (collectively, "Consents") or notice or filing with any such authorities is required to be obtained or made by such Seller in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for Consents which have been obtained or will have been timely obtained prior to Closing, which Consents are set forth on Schedule 2.4.

ARTICLE 3. Representations and warranties of the company. The Company hereby represents and warrants to Purchaser the following:

         3.1 Corporate Organization; Authority; No Violation. Except as set forth on Schedule 3.1, the Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and in each other jurisdiction (as set forth on Schedule 3. 1) where the failure to so qualify would have a material adverse effect on the business, assets, properties, operations or financial condition of the Company and the Subsidiaries taken as a whole (a "Material Adverse Effect"). Each of the Company and the Subsidiaries has all requisite corporate power and authority to own, lease, operate or otherwise hold its properties and assets and to carry on the Business as now being conducted. The Company has the requisite corporate power to execute and to deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. The execution and delivery by the Company of this Agreement and the performance by it of the transactions contemplated hereby to be performed by it have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by duly authorized officers of the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance by the Company of this Agreement (i) do not and will not conflict with or result in any violation of, or constitute a breach or default under, any term of the charter documents, by-laws or other organizational documents of the Company or the Subsidiaries, of any agreement, permit or other instrument to which the Company or any Subsidiary is subject (other than those violations, breaches or defaults for which the Company or such Subsidiary shall have obtained a waiver prior to the Closing, which are set forth on Schedule 3.1), or any domestic or foreign statute, ordinance, law, regulation, order, judgment or decree of any court or other governmental or regulatory authority to which any of the same are, subject, (ii) do not and will not give rise to a right of termination which is not waived prior to Closing, cancellation or acceleration of any obligation or to the loss of a benefit under, any contract, permit, order, judgment or decree to which the Company or any Subsidiary is a party or by which any of their respective properties are bound, and (iii) do not and will not result in the creation of any Lien upon any of the Common Stock, Options, Warrant, properties or assets of the Company or any Subsidiary.

     3.2 Capitalization Subsidiaries.

         (a) The Company. The authorized capital stock of the Company consists solely of (i) 100,000 shares of Common Stock, $.01 par value, of which there are 48,000 shares issued and outstanding as of the date hereof, and (ii) 8,700 shares of preferred stock, $1.00 par value, of which there are 8,678.197 shares issued and outstanding as of the date hereof. All of such shares of Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or federal or state securities laws.

         (b) Subsidiaries. the authorized capital stock of each Subsidiary and the number of issued and outstanding shares of such stock is set forth on schedule 3.2. All of the outstanding shares of capital stock of Arcade are owned beneficially and of record by the Company and all of the outstanding shares of capital stock of Scent Seal and Arcade Europe are owned beneficially and of record by Arcade. All of the issued and outstanding shares of capital stock of Arcade and Scent Seal have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or federal or state securities laws.

         (c) Rights. Except as set forth on Schedule 3.2, (i) no other class of capital stock of the Company or any Subsidiary is authorized or outstanding and there are no securities convertible into or exchangeable for any shares of capital stock of the Company or any Subsidiary or containing any profit participation features, (ii) there are no existing warrants, options, agreements, calls, conversion rights, exchange rights, preemptive rights which will not be terminated prior to Closing or other rights to subscribe for, purchase or otherwise acquire any of the shares of capital stock of the Company or any of the Subsidiaries, (iii) none of the shares of capital stock of the Company or any of the Subsidiaries is subject to any voting trust, transfer restrictions or other similar arrangements which will not be terminated prior to Closing, and (iv) except for ownership of the Subsidiaries, neither the Company nor any Subsidiary has, directly or indirectly, any joint venture, partnership, license or similar relationship with, or any ownership interest in, any Person. All of the holders of Options are listed on Schedule 2.1 and are designated therein as an Option Holder, The cancellation of the Options pursuant to Section 1.2 hereof, is in compliance with the terms and conditions of and does not constitute a breach of, or a violation of, or a default under any applicable Option Agreement.

         3.3 Financial Statements. The Company has previously delivered copies of the following consolidated financial statements to Purchaser (collectively, the "Financial Statements"): (a) audited balance sheets as of June 30, 1997, 1996 and 1995, and an unaudited internally-prepared balance sheet as of September 30, 1997 (the "Balance Sheet"), and (b) audited income statements and cash flow statements for the fiscal years ended June 30, 1997, 1996 and 1995 and unaudited internally-prepared income statements and cash flow statements for the three months ended September 30, 1997, accompanied by the opinions of Coopers & Lybrand on the audited Financial Statements. Except as set forth on
Schedule 3.3, the Financial Statements: (i) were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, and (ii) present fairly, in all material respects, the financial position, cash flows and results of operations of the Company and the Subsidiaries at the dates and for the periods indicated therein.

         3.4 Employees.

         (a) Except as set forth on Schedule 3.4(a), neither the Company nor any Subsidiary is a party to a collective bargaining agreement or any other agreement with any labor organization applicable to its employees. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. No unfair labor practice complaints are pending or, to the Company's Knowledge (as defined in Section 8.12), threatened against the Company or any of the Subsidiaries before the National Labor Relations Board, no similar claims are pending or, to the Company's Knowledge, threatened before any similar foreign agency. To the Company's Knowledge, no strike, slowdown, work stoppage, lockout or other collective labor action by or with respect to any employees of the Company or any of the Subsidiaries is in progress or has been threatened. The Company and its Subsidiaries are in material compliance with all material laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, the Workers Adjustment and Retraining Notification Act and any similar state or local law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax. There has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company or any of its Subsidiaries within the six months prior to Closing.

         (b) Schedule 3.4(b) contains a complete and accurate list of each material pension, retirement, profit sharing, savings, stock option, restricted stock, severance, termination, bonus, fringe benefit, insurance, supplemental benefit, medical, education reimbursement or other employee benefit plan, including each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), sponsored, maintained or contributed to or required to be contributed to by the Company or any of the Subsidiaries for the benefit of current or former employees of the Company or any of the Subsidiaries within the three years prior to the Closing (each a "Plan"). Schedule 3.4(b) separately indicates each Plan which is a multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan"). There are no trades or businesses (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code, other than the Subsidiaries. During the past six years, neither the Company nor any of its Subsidiaries have contributed to an employee benefit plan subject to Title IV of ERISA, other than the Multiemployer Plan.

         (c) Complete and accurate copies of the following items relating to each Plan, where applicable, have been delivered to Purchaser or its representatives:

              (i) all material Plan documents and related trust agreements including amendments thereto;

              (ii) the most recent determination letter received from the Internal Revenue Service (the "IRS") with respect to each such Plan that is intended to be qualified under Section 401 of the Internal Revenue Code (the "Code");

              (ii) the most recent summary plan description, summary of material modifications and all material communications to participants; and

              (iv) the most recent Annual Report (5500 Series) and accompanying schedules for each Plan as filed with the IRS.

              (d) In connection with the operation and administration of the Plans, the Company and the Subsidiaries have complied in all material respects with, and are not in material violation of, the applicable provisions of ERISA and the Code and the terms of such Plans.

              (e) Each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under
Section 501 of the Code, and to the Company's Knowledge, nothing has occurred with respect to the operation of such Plans which is reasonably likely to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

              (f) Neither the Company nor any Subsidiary has any current material liability with respect to a plan termination under Title IV of ERISA, a funding deficiency under Section 412 of the Code or Section 302 of ERISA or a withdrawal from a "multiemployer plan" as defined under Section 4063 of ERISA.

              (g) Neither the Company nor any of its Subsidiaries has withdrawn in a complete or partial withdrawal from any Multiemployer Plan within the three years prior to the Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan.

              (h) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Plans or by law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before September 30, 1997 which are not yet due will have been paid or accrued on the Balance Sheet on or prior to the Closing Date.

              (i) None of the Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary.

              (j) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Plans, the assets of any of the trusts under such Plans or the plan sponsor or the plan administrator, or against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefit claims), nor does the Company have Knowledge of any such threatened claim or lawsuit.

              3.5 Intangible Property. Set forth in Schedule 3.5 is a complete and accurate list of all United States and foreign trademarks, service marks, trade names and patents owned by, or registered or applied for in the name of, or licensed to, the Company or any Subsidiary which are utilized in the operation of the Business (collectively, the "Intangible Property"). Neither the Company nor any Subsidiary has any copyright registrations or applications. Except as set forth on Schedule 3.5, (a) to the Company's Knowledge, the Intangible Property does not infringe the rights of any third party or is being infringed by any third party, (b) to the Company's Knowledge, there is no material restriction or action threatened in writing affecting the use of any of the Intangible Property by the Company or any Subsidiary in the manner in which the Company or the Subsidiaries have been using it, and (c) no license has been granted by the Company or any Subsidiary to any third party with respect thereto. Except as set forth on Schedule 3.5, the Company or a Subsidiary owns the entire right, title and interest in and to the Intangible Property. Except as set forth on Schedule 3.5, there is, to the Knowledge of the Company, no reasonable basis upon which any claim may be asserted against the Company or a Subsidiary for infringement or misappropriation of any of the Intangible Property. All letters patent, registrations and certificates issued by any Governmental Authority relating to any of the Intangible Property and all licenses and other agreements pursuant to which the Company uses any of the Intangible Property, are, to the Company's Knowledge, valid and subsisting, and neither the Company, nor in the case of any such license or agreement to the Knowledge of the Company, any other person, is in default or violation thereunder.

         3.6 Assets; Inventory. Except as set forth on Schedule 3.6, all of the material assets of the Company and the Subsidiaries are in good operating condition and repair, subject to normal wear and tear, are usable in the regular and ordinary course of business, and conform in all material respects to all material applicable Laws, licenses, authorizations and approvals issued to the Company by any Governmental Authority relating to their construction, use and operation. The Assets constitute all material assets and rights necessary to operate the Business as currently conducted and the Company or a Subsidiary has marketable title to all such assets, free and clear of all Liens other than Permitted Liens. The term "Permitted Liens" means (a) tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with generally accepted accounting principles, consistently applied; (b) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other social security obligations;
(c) purchase money security interests in any property acquired by the Company or any Subsidiary; (d) interests or title of a lessor under any lease; (e) mechanics', materialmen's or contractors' liens or encumbrances or any similar lien or restriction for amounts not yet past due; (f) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Company and its Subsidiaries or detracting from the value of the assets of the Company and its Subsidiaries;
(g) liens outstanding on the date hereof which secure the indebtedness outstanding under the Senior Loan Agreement, the Subordinated Loan Agreement or the Credit Agreement. The inventory of the Subsidiaries consists only of items of quality and quantity commercially useable and saleable in the ordinary course of the Subsidiaries' manufacturing processes, and is fit for the purpose for which it was procured or manufactured, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided on the Balance Sheet and except for immaterial amounts. All such items of inventory are (and will be) carried at amounts which reflect valuations pursuant to the normal inventory valuation policy of the Company and the Subsidiaries of stating inventory at the lower of cost or market on a last-in, first-out basis.

         3.7 Litigation. Except as set forth on Schedule 3.7, there is no action, suit, claim, judicial or administrative proceeding or arbitration which is pending nor, to the Company's Knowledge, is there any pending investigation nor to the Company's Knowledge is any of the foregoing overtly threatened, against the Company or any Subsidiary before any court, arbitrator or administrative or governmental body, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any Subsidiary.

         3.8 Real Property. Title to the real property owned by the Company and described on Schedule 3.8 and all of the buildings, structures and other improvements located thereon (collectively, the "Owned Real Property"), are, and at Closing shall be, owned by the Company or a Subsidiary in fee simple absolute, free and clear of all material Liens affecting title to or possession of such Owned Real Property, including all material encroachments, boundary disputes, covenants, restrictions, easements, rights of way, mortgages, security interests, leases, encumbrances and title objections, excepting only the Permitted Liens and such easements, restrictions and covenants set forth on
Schedule 3.8 (in a manner so that the Owned Real Property to which they relate is readily identifiable). The Owned Real Property set forth on Schedule 3.8 constitutes all of the real property owned by the Company and the Subsidiaries on the date hereof and as of the Closing Date. Schedule 3.8 contains a list of all real property leased by the Company or any Subsidiary (collectively, the "Leased Premises"). A complete and accurate copy of each lease, as amended to date (a "Lease") for each of the Leased Premises has been provided to Purchaser or its representatives. Except as set forth on Schedule 3.8, (i) each Lease is valid and binding upon the Subsidiary which is a party thereto and, to the Company's Knowledge, enforceable against the lessor in accordance with the terms thereof, and (ii) the Subsidiary which is a party thereto has performed all material obligations required to be performed by it under each Lease prior to the date hereof and possesses and quietly enjoys the Leased Premises. Except as set forth on Schedule 3.8, neither the Company nor, to the Company's Knowledge, the landlord or sublandlord under any Lease is in material default under any of the Real Property Leases, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate such Lease. For purposes of the following representations, the Owned Real Property and the Leased Premises are collectively referred to as the "Real Property." Neither the Company nor Sellers have received any written notice from any Governmental Authority that the assessed value of the Real Property has been determined to be greater than that upon which county, township or school tax was paid for the 1996 tax year applicable to each such tax, or from any insurance carrier of the Company of fire hazards with respect to the Real Property. Neither the Company nor Sellers have received any written notice that any Governmental Authority having the power of eminent domain over the Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property. No assessment for public improvements has been made against the Real Property that remains unpaid. No written, uncured notice from any county, township or other Governmental Authority has been received by the Company or Sellers requiring any work, repair, construction, alteration or installation on or in connection with the Real Property that has not been complied with. The Real Property complies with all applicable zoning and other land use requirements. There are no restrictions on entrance to or exit from the Real Property to adjacent public streets and no conditions that will result in the termination of the present access from the Real Property to existing highways and roads. No part of the Real Property contains, is located within, or abuts any flood plain, navigable water, tideland, wetland, marshlands or any other area that is subject to special state, federal or municipal regulation, control or protection.

         3.9 Consents and Approvals. Except for filings with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Company has obtained (or will have obtained prior to the Closing) all consents, waivers, authorizations and approvals of, and made all required filings with, all governmental and regulatory authorities, domestic and foreign, and of all other Persons required or necessary in connection with the execution, delivery and performance by the Company of this Agreement. All material consents, waivers, authorizations, approvals and filings required to be made by the Company in connection with this Agreement are set forth on Schedule 3.9.

         3.10 Contracts. Except for the contracts listed on Schedule 3.10 (the "Contracts"), and except for purchase orders in the ordinary course of business, neither the Company nor any Subsidiary is a party to or otherwise bound by any written or oral contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company or any Subsidiary of $50,000 or more, (ii) any sales, distribution, agency, dealer, sales representative or other similar agreement providing for annual payments by the Company or any Subsidiary or materials, goods, supplies, services, equipment or other assets providing for annual payments to the Company or any Subsidiary of $100,000 or more, (iii) any partnership, joint venture or other similar contract, arrangement or agreement, (iv) any contract relating to indebtedness for borrowed money, (v) any material license agreement or franchise agreement granted to or held by the Company or any Subsidiary,
(vi) any contract or other document that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any Subsidiary after the Closing, (vii) any material contract or commitment not made in the ordinary course of business other than contracts to be terminated effective upon the Closing (none of which terminated contracts or commitments will result in any material liability or obligation on the part of the Company), or (viii) any collective bargaining agreement, or agreement providing for severance payments in the event of the sale or change in control of the Company or any Subsidiary. The Company has previously provided Purchaser or its representatives with complete and accurate copies of the Contracts. The Contracts are in full force and effect and are valid and binding upon the Company or the Subsidiary which is a party thereto and, to the Company's KNOWLEDGE, THE OTHER PARTIES THERETO. Neither the Company nor any Subsidiary is in material default under any Contract, nor to the Company's Knowledge, is any other party thereto. The Company will have no liability or obligation under any of the agreements set forth on Schedule 2.2(a) or 2.2(b) upon termination of such agreements effective upon Closing.

         3.11 Absence of Undisclosed Liabilities. As of the date of the Balance Sheet (the "Balance Sheet Date"), neither the Company nor any Subsidiary had any liability or obligation, either direct or indirect, matured or unmatured or absolute, contingent or otherwise that should be reflected in balance sheets prepared in accordance with generally accepted accounting principles (a "Balance Sheet Liability") which was not fully disclosed on, or reflected or reserved against in, the Balance Sheet; and except for liabilities which have been incurred since the Balance Sheet Date in the ordinary course of business, consistent with past business practice or liabilities, the incurrence of which is contemplated by this Agreement, since the Balance Sheet Date, neither the Company nor any Subsidiary has incurred any Balance Sheet Liability.

         3.12 Licenses; Compliance with Laws. Since 1993, the Company or the Subsidiaries have held all material licenses, franchises, permits and authorizations ("Permits") necessary for the lawful conduct of the Business as conducted by the Company during such time period and neither the Company nor any Subsidiary is in material violation of any applicable material laws, statutes, regulations, rules, ordinances, decrees, orders and judgments (collectively, "Laws") of any governmental, regulatory or administrative body, agency or authority (a "Governmental Authority"). The Company is not in material default, nor has it received any written notice of any claim of default. All such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees or other immaterial amounts. None of such material Permits will be adversely affected by consummation of the transactions contemplated hereby. No shareholder, director, officer, employee or former employee of the Company or any Affiliates of the Company (other than its Subsidiaries), or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any Permits that the Company owns, possesses or uses in the operation of the Business as now conducted.

         3.13 Environmental Matters. (a) Except as disclosed on Schedule 3.13,
(i) the Company and the Subsidiaries are in material compliance with Environmental Laws; (ii) the Company and each Subsidiary has obtained and currently maintains all Permits required under or pursuant to Environmental Laws that are material to the conduct of the business or for the ownership or use of their property or assets; (iii) there is no civil, criminal or administrative order, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding or demand letter pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary;
(iv) neither the Company nor any Subsidiary is otherwise subject to any currently outstanding liabilities under Environmental Law, the effect of which would result in material liabilities, losses or expenses under Environmental Law; and (v) there is not now, nor, to the Knowledge of the Company, has there been in the past, on, in or under any real property owned, leased or operated by the Company or any Subsidiary (x) any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Materials, (Y) any asbestos-containing materials, or (Z) any polychlorinated biphenyls, the presence of which could reasonably be expected to result in material liabilities, losses or expenses under Environmental Law.

         (b) Seller has provided Buyer with copies of all environmentally-related audits, assessments, studies, reports, analyses, and results of environmental investigations of any real property currently or formerly owned, operated or leased by the Company that are in the possession, custody or control of Sellers, the Company or any Subsidiary; and

         (c) For purposes of this Agreement, the following terms have the following definitions: (i) "Environmental Law" means any applicable federal, state, local, or foreign law, statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety and includes the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et IM,, the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss. 6901 seq. seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Clean Air Act, 33 U.S.C. ss. 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss. 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq. and the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes; and (ii) "Hazardous Material" means any substance, material or waste which is regulated by or forms the liability under any Environmental Law, including petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

         3.14 Tax Matters. Except as set forth on Schedule 3.14:

              (i) All Tax Returns (as hereinafter defined) required to be filed by or with respect to the Company or any Subsidiary have been duly and timely filed and all such Tax Returns are complete. Each of the Company and its Subsidiaries has duly and timely paid all Taxes that are due. With respect to any period for which Taxes are not yet due from the Company or any Subsidiary up to September 30, 1997, the Company has made sufficient current accruals for such Taxes in the Financial Statements and the Balance Sheet. The Company and each Subsidiary has made all required estimated Tax payments sufficient to avoid any material underpayment penalties. The Company and each Subsidiary has withheld and paid all material Taxes required by all applicable Laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor, or other third person.

              (ii) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any Subsidiary for any taxable period. No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending or, to the Knowledge of the Company, threatened in regard to any Taxes due from or with respect to the

Company or any Subsidiary or any Tax Return filed by or with respect to the Company or any Subsidiary. No assessment of Taxes is proposed in writing against the Company or any Subsidiary or any of their respective assets.

         (iii) Neither the Company nor any Subsidiary has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any Subsidiary.

         (iv) Neither the Company nor any Subsidiary is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement, or similar contract by which the Company or any Subsidiary has a current or potential obligation to indemnify another person with respect to Taxes.

         (v) There is no contract, option, agreement, plan, or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any Subsidiary by reason of Section 280G of the Code.

         (vi) None of the Sellers is a foreign person for purposes of Section 1445(b)(2) of the Code.

         (vii) The Company is not (and during the preceding five years has not been) a "U.S. real property holding corporation" as defined in Section 897(c)(2) of the Code.

         (viii) None of the outstanding indebtedness of the Company or any Subsidiary is "corporate acquisition indebtedness" for purposes of Section 279 of the Code,

         (ix) Since 1996, none of the Company or any Subsidiary has ever been a member of a consolidated, combined, or affiliated group other than any group of which the Company is the common parent. There are no deferred gains attributable to "intercompany transactions" for purposes of Treas. Reg.
ss. 1.1502-13 with respect to the Company or any Subsidiary, and there are no "excess loss accounts" for purposes of Treas. Reg. ss. 1.1502-19 with respect to any Subsidiary.

         (x) "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities, including (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, and franchise taxes imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States or any such government; and (b) any interest, fines, penalties, assessments, or additions to taxes resulting from, attributable to, or incurred in connection with any tax or any contest, dispute, or refund thereof. "Tax Returns" shall mean any report, return, or statement required to be supplied to a taxing authority in connection with Taxes.

         3.15 Accounts Receivable. Except as reserved against on the Balance Sheet or in the books and records of the Company and the Subsidiaries for receivables arising since the Balance Date, the accounts and notes receivable reflected on such Balance Sheet and all accounts or notes receivable arising since the Balance Sheet Date are valid and genuine and represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date of recording thereof in the ordinary course of business consistent with past practice, and are not subject to valid defenses, set-offs or counterclaims, other than adjustments, which in the aggregate are not material, made in the ordinary course of business.

         3.16 Conduct of Business Since Balance Sheet Date. Since the Balance Sheet Date, except as contemplated by this Agreement or as set forth on
Schedule 3.16:

                  (a) the Company and the Subsidiaries have conducted the Business only in the ordinary course of business consistent with past practice;

                  (b) except for equipment, inventory and supplies purchased, sold or otherwise disposed of in the ordinary course of business consistent with past practice, the Company and the Subsidiaries have not purchased, sold, leased, mortgaged, pledged, assigned, transferred or otherwise acquired or disposed of any properties or assets;

                  (c) neither the Company nor any Subsidiary has sustained or incurred any material loss or damage with respect to the Business (whether or not insured against) on account of fire, flood, accident or other calamity;

                  (d) neither the Company nor any Subsidiary has increased the rate of compensation of any officer or other employee, or made any advance or loan to (except for advances for business expenses in the ordinary course of business), any officer or other employee, or made any increase in, or any addition to, other benefits to which any officer or other employee may be entitled, except in the ordinary course of business consistent with past practice;

                  (e) neither the Company nor any Subsidiary has changed any accounting methods or practices;

                  (f) neither the company nor any subsidiary has incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any Lien or paid, or failed to pay or discharge when due, any liabilities, other than in the ordinary course of business consistent with past practice;

                  (g) neither the company nor any subsidiary has made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than modifications of customer orders in the ordinary course of business;

                  (h) neither the Company nor any Subsidiary has declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect to its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares;

                  (i) the Company and the Subsidiaries have not entered into any material transaction other than in the ordinary course of business consistent with past practice;

                  (j) the Company and the Subsidiaries have not suffered any Material Adverse Effect; and

                  (k) neither the Company nor any Subsidiary has agreed to take any of the actions described in paragraphs (b), (d), (e), (f), (g), (h) or (i) above.

         3.17 Affiliated Transactions. Except for compensation and benefits arrangements in the ordinary course of business and as disclosed on Schedule 3.17, no Seller, no member of any Seller's family nor any entity controlled by or under control of any Seller (i) has borrowed from or loaned money or other property to the Company or any Subsidiary which has not been repaid or returned; or (ii) has any direct or indirect interest in any Person which is a customer or supplier of the Company or the Subsidiaries.

         3.18 Names. The Company has not conducted business under any names other than the names set forth on Schedule 3.18 during the past three years.

         3.19 Brokers and Finders. Except for amounts which may become due from the Company to Bowles Hollowell Conner & Co. ("Bowles"), there are no outstanding broker, finder or investment banker fees or commissions owed or to be owed by the Company or the Subsidiaries in connection with the transactions contemplated by this Agreement.

         3.20 Schedules. Notwithstanding any specific reference to the disclosure of any matter pursuant to any section of this Article 3 or to any Schedule, all disclosures made pursuant to any section hereunder or on the Schedules shall be deemed made for all other sections of the Schedules to which such disclosure is readily apparent on the face of the Schedules and any headings or captions on any section herein or therein are for convenience of reference only; provided, however, that no disclosure on the Schedules shall be deemed effective unless the reason such item is being disclosed on a particular schedule is adequately explained to be informative of the matter at issue with respect to the disclosure to be set forth on such schedule. Sellers shall be entitled to supplement or amend the Schedules delivered in connection herewith with respect to any matter occurring after the date hereof which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such

Schedule, and whether or not such matter is material. No supplement or amendment shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.1(a) hereof or the compliance by Sellers with the covenant set forth in Section 5.2 hereof; provided, however, that by consummating the transactions contemplated hereby, Purchaser waives any right or claim it may have or have had on account of or relating to such failure to satisfy such conditions or comply with such covenant or on account of or relating to any such breach of representation or warranty of Sellers.

         3.21 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS
ARTICLE 3, NEITHER THE COMPANY NOR ANY SELLER MAKES ANY REPRESENTATION OR WARRANTY, WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO THE COMPANY'S OR THE SUBSIDIARIES' BUSINESS OR ASSETS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE FUTURE SALES OR PROFITABILITY OF THE COMPANY'S OR THE SUBSIDIARIES' BUSINESS OR AS TO THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OF ANY OF THE COMPANY'S OR THE SUBSIDIARIES' ASSETS OR REPRESENTATIONS OR WARRANTIES ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE COMPANY AND SELLERS.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to the Company and each Seller the following:

         4.1 Organization; Authority; Capitalization. Purchaser is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized pursuant to and in accordance with the laws governing Purchaser and no other proceedings on the part of Purchaser are necessary to authorize such execution, delivery and performance. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.2 No Violation. The execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby do not and will not conflict with or result in any violation of, or constitute a breach or default under, any term of the charter documents, by-laws or other organizational documents of Purchaser, of any agreement, permit or other instrument to which Purchaser is a party or by which Purchaser is subject, or any law, regulation, order, judgment or decree of any court or other governmental or regulatory authority to which Purchaser is subject.

         4.3 Consents and Approvals. Except for filings pursuant to the HSR Act, Purchaser has obtained (or will obtain prior to Closing) all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other Persons required in connection with the execution, delivery and performance by Purchaser of this Agreement, all of which are set forth on Schedule 4.3.

         4.4 Financing; Solvency.

         (a) Purchaser currently has or will have as of the Closing all funds necessary to consummate the transactions contemplated by this Agreement. Attached hereto as Exhibit C is a commitment letter with respect to the equity financing necessary to consummate the transactions contemplated by this Agreement. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement or with the financing to be obtained by or on behalf of the Purchaser in connection with consummating the transaction contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.

         (b) Neither the Company nor any subsidiary shall become insolvent as a result of the consummation of the transactions contemplated by this Agreement or the financing to be obtained by or on behalf of Purchaser in connection with consummating the transactions contemplated by this Agreement. The Company and each of its subsidiaries, after giving effect to the transactions contemplated by this Agreement and the financing to be obtained by or on behalf of Purchaser in connection with consummating the transactions contemplated by this Agreement, shall be able to pay their debts as they become due, and the Company's and each Subsidiary's property, after giving effect to the transactions contemplated hereby, shall have a fair salable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). The Company and each subsidiary, after giving effect to the transactions contemplated by this Agreement, shall have adequate capital to carry on its business.

         4.5 Litigation. Purchaser has not received any notice of any action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation which is pending and, to the knowledge of Purchaser, none of the foregoing is threatened, against or involving Purchaser before any Governmental Authority, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Purchaser which, individually or in the aggregate, could impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

         4.6 Brokers and Finders. There are no outstanding broker, finder or investment banker fees or commissions owed or to be owed by Purchaser in connection with the transactions contemplated by this Agreement other than amounts that will be fully satisfied by Purchaser.

         4.7 Investment Intent; Sophistication. Purchaser is acquiring the Common Stock hereunder solely for its own account and not for any other Person and for investment purposes only and without any intent to distribute, resell or otherwise transfer any of such Common Stock. Purchaser represents, warrants and acknowledges that it is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act"), that it has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment contemplated to be made hereunder, that it has sufficient financial strength to hold the same as an investment and to bear the economic risks of such investment (including possible loss of such investment) for an indefinite period of time. Purchaser acknowledges that it is fully informed that the shares of Common Stock being sold hereunder are being sold pursuant to a private offering exemption of the Securities Act and are not being registered under the Securities Act or under the securities or blue sky laws of any state or foreign jurisdiction; and that such securities must be held indefinitely unless they are subsequently registered under the Securities Act and any applicable state securities or blue sky laws, or unless an exemption from registration is available thereunder. Purchaser acknowledges that it has such knowledge and experience in financial and business matters so as to be capable of evaluating the risks and merits of this investment, that all documents and records pertaining to the investment in the Company requested by Purchaser have been made available or delivered to it; and that it has had an opportunity to ask questions of and receive answers from Sellers concerning the terms and conditions of this Agreement and to obtain additional information.

ARTICLE 5. COVENANTS.

         5.1 Indemnification of Directors and Officers. Notwithstanding any provision to the contrary in Section 8.13 hereof, Purchaser acknowledges that each Person who served prior to the Closing as a director or officer of the Company or any of the Subsidiaries shall be entitled to all rights to indemnification existing in favor of the directors and officers of the Company or such Subsidiaries, as applicable, as provided in their respective articles of incorporation and bylaws during the time any such Person served as an officer or director.

         5.2 Satisfaction of Conditions. Purchaser shall use all reasonable efforts to cooperate with Sellers to satisfy the conditions set forth in
Section 7.2 and Sellers shall use all reasonable efforts to cooperate with Purchaser to satisfy the conditions set forth in Section 7. 1.

         5.3 Conduct of Business. Except as disclosed on Schedule 5.3 or as reasonably contemplated as a result and in anticipation of the transactions contemplated hereby, from the date hereof through the Closing Date, the Company shall use reasonable efforts to continue to conduct the business in the ordinary course consistent with past practice and to preserve the Company's present business operations, and to keep available the services of their key employees and to preserve their relationship with their customers and suppliers, licensors and others having a business relationship with the Company and the Subsidiaries. Without limiting the generality of the foregoing, the Company and the Subsidiaries shall not, without the written consent of Purchaser which consent shall not be unreasonably withheld or delayed, (a) declare or pay any dividend with respect to its capital stock (except for dividends payable with respect to the Preferred Stock), (b) redeem or repurchase any of its capital stock or otherwise make or commit to make any distribution to its stockholders, (c) fail to maintain their cash management practices and all related policies, practices and procedures with respect to collection of trade accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits in the ordinary course of business, (d) fail to pay or discharge when due any material liabilities, (e) make or suffer any amendment or termination of any Contract or Permit, or cancel, modify or waive any substantial debts or claims held by it or waive any rights of substantial value, other than modifications of customer orders in the ordinary course of business, (f) make commitments or agreements for capital expenditures or capital additions or betterments in excess of $250,000 except as set forth in
Schedule 5.3, (g) change any of the accounting principles followed by it or the methods of applying such principles, (h) amend its certificate of incorporation or bylaws nor take any action with respect to any such amendment, (i) authorize or issue any shares of the Company's capital stock or other equity securities nor grant any option, warrant, or right calling for the authorization or issuance of any such shares, j) enter into any contract or other transaction with any Seller or any affiliate of the Company or any Seller, and (k) agree, in writing or otherwise, to do any of the foregoing.

         5.4 Taxes. Sellers agree to pay all sales and other taxes (except income taxes), if any, arising from the sale of the Shares, Options and Warrants to Purchaser pursuant to this Agreement.

         5.5 Further Assurances. Upon the reasonable request of any party after the Closing, the other parties shall promptly execute and deliver such documents and instruments as necessary to further effectuate the transactions contemplated herein.

         5.6 Books and Records: Personnel. Purchaser hereby covenants and agrees with Sellers as follows:

         (a) Retention of Records; Purchaser shall not, for a period of five years after the Closing Date, dispose of or destroy any of the business records and files of the Company or the Subsidiaries relating to the period prior to the Closing Date without first offering to turn over possession thereof to Sellers by written notice to Sellers at least 30 days prior to the proposed date of such disposition or destruction.

         (b) Access to Records. Purchaser shall, for a period of five years after the Closing date, allow Sellers access to all business records and files of the Company and the Subsidiaries relating to the period prior to the Closing Date, upon prior written request of Sellers and during normal working hours at the principal places of business of the Company and the Subsidiaries or at any location where such records are stored, and sellers Shall have the right, at their own expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere unreasonably with the normal conduct of the business of the Company and the Subsidiaries.

         (c) Assistance with Records. Purchaser, shall make available to Sellers, consistent with the business requirements of the Company, (i) the Company's personnel to assist Seller in locating and obtaining records and files maintained by the Company, and (ii) any of the Company's personnel whose assistance or participation is reasonably required by Sellers in anticipation of, or preparation for, any existing or future litigation, tax or other matters in which Sellers or any of their past, present or future affiliates are involved and which related to the business of the Company.

         5.7 Hart-Scott-Rodino. As promptly as practicable, and in any event within seven business days following the execution and delivery of this Agreement by the parties, Purchaser and the Company shall each prepare and file any required notification and report form under the HSR Act, in connection with the transactions contemplated hereby or mutually agree no filing is necessary. Purchaser and the Company shall request early termination of the waiting period thereunder. Purchaser and the Company shall respond with reasonable diligence to, and reasonably cooperate with each other with respect to, any request for additional information made in response to such filings and shall promptly notify the other party of any such request. Purchaser and the Company shall each pay one-half of any filing fee associated with the notification and report forms required under the HSR Act.

         5.8 Resignation of Directors. Sellers shall cause such members of the board of directors of the Company and such officers of the Company as are designated by Purchaser to tender, effective at the Closing, their resignations from such positions with the Company.

         5.9 Confidentiality. Purchaser and each Seller shall keep confidential all information obtained by it with respect to the other pursuant to this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated, each shall return to the other, without retaining a copy thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, neither party shall be required to keep confidential or return any information which (a) is known or available through other lawful sources, (b) is or becomes publicly known through no fault of the receiving party or its agents, (c) is required to be disclosed pursuant to an order or request of a judicial authority or Governmental Authority (provided the disclosing party is given reasonable prior notice), or (d) is developed by the receiving party independently of the disclosure by the disclosing party.

         5.10 Acquisition Proposals. From and after the date of this Agreement unless this agreement is terminated pursuant to the terms hereof, Sellers shall not, nor shall they authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by, any seller, the company or any Subsidiary to, directly or indirectly, solicit, initiate or encourage submission of any proposal or offer (including by way of furnishing information) from any person which constitutes, or may reasonably be expected to lead to, any proposal for a merger or other business combination involving the Company or any Subsidiary or any proposal or offer to acquire any of the capital stock or any of the assets of the Company or any Subsidiary.

         5.11 Access. Prior to the Closing, the Company shall make reasonably available to Purchaser, at locations other than the facilities of the Company or any Subsidiary, the business records of the Company and access to Victor Barnett, Roger Barnett and Gordon Jones and the Company's independent accountants upon Purchaser's prior written request and subject to reasonable time, place and manner restrictions imposed by the Company.

         5.12 Noncompetition. Effective upon Closing, Victor Barnett agrees to be bound by the noncompete terms set forth on Exhibit H.

         5.13 Minority Investors' Agreements. Concurrent with the Closing, Purchaser shall execute and deliver to Liberty Holdings and Roger Barnett the Common Stock Purchase Agreement and the Minority Investors' Stockholders' Agreement, as set forth on Schedule 1.10, and Liberty Holdings and Roger Barnett shall execute and deliver to Purchaser the Common Stock Purchase Agreement and the Minority Investors' Stockholders' Agreement as set forth on
Schedule 1.9.

ARTICLE 6. INDEMNIFICATION.

         6.1 Sellers' Indemnification. Subject to the provisions of this
Article 6 (including Sections 6.5 and 6.8), Sellers shall indemnify and hold harmless Purchaser and its successors and permitted assigns and their affiliates and their respective directors, officers, partners, employees, agents and each person who controls Purchaser (collectively, "Purchaser Indemnified Parties") from and against and in respect of any and all losses, costs, fines, liabilities, claims, penalties, damages and expenses (including reasonable legal fees and expenses incurred in the investigation and defense of claims and actions) (collectively "Losses") resulting from, in connection with or arising out of:

         (a) any breach of any representation or warranty made by Sellers in
Article 2 of this Agreement or by the Company in Article 3 of this Agreement or in any closing certificate executed and delivered by Sellers or the Company in connection with this Agreement;

         (b) any breach or non-fulfillment of any covenant made by Sellers or the Company under the terms of this Agreement; or

         (c) any action, suit or proceeding relating to any of the foregoing.

         6.2 Purchaser's Indemnification. Subject to the provisions of this
Article 6 (including Sections 6.5 and 6.8), Purchaser shall indemnify and hold harmless Sellers and their respective successors, permitted assigns, personal representatives and heirs and their affiliates and their respective directors, officers, partners, employees, agents and each person who controls any

Seller (collectively, "Seller Indemnified Parties") from and against and in respect of any and all Losses resulting from, in connection with or arising out of:

         (a) any breach of any representation or warranty made by Purchaser in
Article 4 of this Agreement or in any closing certificate executed and delivered by Purchaser in connection with this Agreement;

         (b) any breach or non-fulfillment of any covenant made by Purchaser under the terms of this Agreement; or

         (e) any action, suit or proceeding relating to any of the foregoing.

   6.3   Indemnification Procedures.

         (a) Procedures Relating to Indemnification . In the event that a third party files a lawsuit, enforcement action or other proceeding against a party entitled to indemnification under this Article 6 (an "Indemnified Party") or the Indemnified Party receives notice of assertion, or knowledge, of a claim by a third party (a "Third Party Claim"), the Indemnified Party shall give written notice thereof (the "Claim Notice") promptly, but in any event not later than 30 days after receipt of notice of such Third Party Claim, to Purchaser, with respect to a claim for indemnification made pursuant to Section 6.2, or to Seller Representative, with respect to a claim for indemnification made pursuant to Section 6.1, other than with respect to any breach of a representation or warranty made by Sellers in Article 2 of this Agreement, in which case to any such Seller breaching such representation or warranty. The Claim Notice shall describe in reasonable detail the nature of the claim, including an estimate, if practicable, of the amount of Losses that have been or may be suffered or incurred by the Indemnified Party attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement (the "Claim Detail"). Notwithstanding the foregoing, failure by an Indemnified Party to provide notice on a timely basis of a Third Party Claim or include any information required to be included in such notice shall not relieve the party obligated to provide indemnification pursuant to this Article 6 (an "Indemnifying Party") of its obligations hereunder, except to the extent that the Indemnifying Party is actually damaged thereby (including by incurring additional fees or expenses in defending such claim, having to pay greater damages or being precluded from asserting certain claims or defenses).

         (b) Conduct of Defense. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within fifteen days of its receipt from the Indemnified Party of the Claim Notice, to conduct and control the defense against such Third Party Claim in its own name, or, if necessary, in the name of the Indemnified Party and the Indemnifying Party shall have the right subject to the terms of the Escrow Agreement, TO withdraw funds from the Escrow to pay for the conduct of Such Defense, and shall not be liable for any legal expenses incurred in connection with such Third Party Claim by the Indemnitee subsequent to the receipt of such Defense Notice, except as otherwise provided herein. When the Indemnifying Party conducts and controls the defense, the Indemnified Party shall have the right to approve the defense counsel representing the Indemnifying Party in such defense, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate defense counsel, which shall be subject again to the Indemnified Party's approval, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party shall have the right to withdraw from the defense of any Third Party Claim with respect to which the Indemnifying Party had previously delivered a Defense Notice at any time upon reasonable notice to the Indemnified Party.

         (c) Conduct by Indemnified Party. In the event that the Indemnifying Party shall fail to give the Defense Notice within the time prescribed by
Section 6.3(b) or the Indemnifying Party withdraws from the defense of a Third Party Claim as contemplated by Section 6.3(b), the Indemnified Party shall have the right to conduct and control such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party shall be prohibited from compromising or settling the claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Failure at any time of the Indemnifying Party to diligently defend a Third Party Claim as required herein or failure of the Indemnifying Party to undertake to fully indemnify the Indemnified Party with respect to Losses relating to the Third Party Claim shall entitle the Indemnified Party to assume the defense and settlement of such Third Party Claim as if the Indemnifying Party had never elected to do so as provided in this Section.

         (d) Cooperation. In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of such Third Party Claim in accordance with Section 6.3(b), the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance, personnel, witnesses and materials as the Indemnifying Party may reasonably request. Regardless of which party defends such Third Party Claim, the other party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

         (e) Settlements. Without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), the Indemnifying Party shall not enter into any settlement of any Third Party Claim if pursuant to or as a result of such settlement, such settlement would result in any liability, obligation or material hardship on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim, without leading to liability or creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party would not be entitled to indemnification hereunder or any other Material Adverse Effect on the Company and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer, plus other Losses paid or incurred by the Indemnified Party up to the expiration of such ten-day period.

         (f) Binding Obligations. Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party's right to appeal an appealable judgment or order.

         (g) Mitigation. Each Indemnified Party shall reasonably consult and cooperate with each Indemnifying Party with a view towards mitigating Losses, in connection with claims for which a party seeks indemnification under this
Section 6.3.

         (h) Seller Representative. If a Purchaser Indemnified Party seeks indemnification hereunder from the Sellers collectively, the Seller Representative shall be deemed to be the Indemnifying Party for purposes of giving and receiving notices and consents hereunder,

         6.4 Nature of Other Liabilities. In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the "Indemnity Notice") setting forth applicable Claim Detail. Notwithstanding the foregoing, failure by an Indemnified Party to provide notice on a timely basis of such a claim or include any information required to be included in such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually damaged thereby (including by incurring additional fees or expenses in defending such claim, or having to pay greater damages or being precluded from asserting certain claims or defenses).

         6.5 Certain Limitations on Remedies. No Seller shall be obligated to indemnify or hold harmless any Person entitled to indemnification under Section 6.1(a) or (c) (with respect to any action, suit or proceeding relating to Section 6.1(a)) (collectively, the "Purchaser Indemnified Parties") unless claims for indemnification on account of. any breaches of representations or warranties exceed in the aggregate $500,000 (the "Basket") after which point any such Person entitled to indemnification shall be entitled to indemnification only for Losses in excess of the Basket; provided, however, that under no circumstance shall any Seller be obligated to pay Losses for indemnity claims made pursuant to Section 6.1(a) with respect to the breach by any other Seller of any representations and warranties set forth in Article 2; provided, further that nothing shall prohibit Purchaser Indemnified Parties from making a claim under the Escrow Agreement in respect of such claims. Notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges that the sole and exclusive recourse and remedy of the Purchaser Indemnified Parties with respect to the breach of any representation or warranty or pre-Closing covenant of the Company contained in this Agreement or in any closing certificate executed and delivered by Sellers or the Company in connection herewith shall be indemnification in accordance with the provisions of this Article 6 and limited to the amounts of the Escrow then on deposit with the Escrow Agent subject to the terms and conditions of the Escrow Agreement.

         6.6 Amount of Losses. The amount of any Loss payable hereunder shall be reduced by any insurance proceeds which the Indemnified Party may receive with respect to the event or occurrence giving rise to such Losses and shall be reduced by any amounts which Purchaser may receive from third parties in connection with Losses for which indemnification is sought under this Article 6 and shall be reduced by any net reduction in Taxes actually realized by the Indemnified Party in connection with such Losses; provided, however, that the Indemnifying Party shall repay to the Indemnified Party the amount of such net actual reduction in Taxes which is subsequently disallowed pursuant to a determination of a taxing authority. Purchaser shall use commercially reasonable efforts to pursue insurance claims or third party claims that may reduce or eliminate Losses. If the Indemnified Party both collects proceeds from any insurance company or third party and receives a payment from the Indemnifying Party hereunder, and the sum of such proceeds and payment is in excess of the amount payable with respect to the matter that is the subject of the indemnity, then the Indemnified Party shall promptly refund to the Indemnifying Party (or to the Escrow) the amount of such excess to the extent of such Indemnifying Party's indemnification Payments.

         6.7 Subrogation. After any indemnification payment is made to any Purchaser Indemnified Party pursuant to this Article 6, Sellers shall, to the extent of such payment, be subrogated to all rights (if any) of the Purchaser Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Purchaser Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

         6.8 Survival of Representations, Warranties and Pre-Closing Covenants. The respective representations and warranties of each of the parties to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby until December 31, 1998 (the "Expiration Date"), and any claim for indemnification which is not asserted by notice as herein provided within such period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for indemnification asserted within such period of survival as herein provided will be timely made for purposes hereof and may be pursued after the expiration of such period of survival.

         6.9 Purchase Price Adjustment. Any indemnification payment pursuant to this Article 6 shall be treated by sellers and Purchaser as an adjustment to the purchase price hereunder for the Shares, Options or Warrants, as the case may be.

ARTICLE 7. CONDITIONS TO CLOSING.

         7.1 Conditions to Obligations of Purchaser. All obligations of Purchaser to close the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions:

                  (a) Representations and Warranties of Sellers and the Company. All representations and warranties made by Sellers and the Company in this Agreement or any other certificate delivered in connection herewith shall be true and correct in all material respects on and as of the Closing Date, as if again made by Sellers and the Company on and as of such date,

                  (b) Performance of Obligations. The Company and the Sellers shall have delivered all documents and agreements described in Section 1.8 and shall have otherwise performed in all material respects all obligations required under this Agreement to be performed by them on or prior to the Closing Date.

                  (c) Pending Proceedings; Legal Restraints. No injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or governmental authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No action or proceeding shall be pending by or before any court or other governmental authority seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement which is reasonably expected to restrain, prohibit or invalidate such transactions.

                  (d) HSR Waiting Period. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

                  (e) FIRPTA Certificate. Each of the Sellers shall have provided a nonforeign affidavit pursuant to Section 1445(b)(2) of the Code and the Treasury Regulations thereunder.

                  (f) Consents and Approvals. Sellers and the Company shall have obtained all material consents, waivers, authorizations and approvals of any Person required in connection with their execution, delivery and performance of this Agreement.

         7.2 Conditions to Obligations of Sellers. All obligations of Sellers to close the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions:

                  (a) Representations and Warranties of Purchaser. All representations and warranties made by Purchaser in this agreement or any other certificate delivered in connection herewith shall be true and correct in all material respects on and as of the Closing Date, as if again made by Purchaser on and as of such date.

                  (b) Performance of Purchaser's Obligations. Purchaser shall have delivered all documents and agreements described in Section 1.9 and shall have otherwise performed in all material respects all obligations required under this Agreement to be performed by Purchaser on or prior to the Closing Date.

                  (c) Pending Proceedings; Legal Restraints. No injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or governmental authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No action or proceeding shall be pending by or before any court or other governmental authority seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement which is reasonably expected to restrain, prohibit or invalidate such transactions.

                  (d) HSR Waiting Period. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

            7.3   Termination.

                  (a) Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

                          (i) by mutual consent of the Seller Representative
                  and Purchaser;

                          (ii) by either Purchaser or the Seller Representative
                  if there shall have been entered a final, nonappealable order or injunction of any governmental authority restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof;

                          (iii) by the Purchaser if the Sellers or the Company
                  is in material breach of any material representation, warranty, covenant or agreement herein contained and such breach shall not be cured within fifteen days of the date of notice of default served by the Purchaser; provided, that Purchaser shall not have the right to terminate pursuant to this provision if Purchaser is in material breach of any representation, warranty, covenant or agreement herein contained at the time such notice of default is served;

                           (iv) by the Seller Representative if the Purchaser
                  is in material breach of any representation, warranty, covenant or agreement herein contained and such breach shall not be cured within fifteen days of the date of notice of default served by the Seller Representative; provided, that the Seller Representative shall not have the right to terminate pursuant to this provision if the Sellers or the Company is in material breach of any representation, warranty, covenant or agreement herein contained at the time such notice of default is served.

                           (v) by either Purchaser or the Seller Representative
                  if the Closing has not occurred on or before December 31, 1997; provided, however, that if the Closing has not occurred by such date solely because applicable waiting periods (and any extensions thereof) under the HSR Act shall not have expired or otherwise been terminated, no party shall be entitled to terminate this Agreement pursuant to this Section 7.3(a)(v) until January 31, 1998; provided, further, that the right to terminate this Agreement shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

                  (b) Procedure and Effect of Termination. In the event of written notice of termination of this Agreement by the Sellers or Purchaser, this Agreement shall immediately become void and there shall be no liability hereunder on the part of any party except as follows;

                           (i) the Confidentiality Agreement shall remain in full force and effect; and

                           (ii) nothing contained in this Section shall relieve any party hereto from any liability for any material breach of a representation or warranty contained in this Agreement or the material breach of any covenant contained herein prior to the date of termination.

ARTICLE 8. MISCELLANEOUS PROVISIONS.

         8.1 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate this Agreement or any of its rights or obligations created hereunder without the prior consent of the other parties, which consent shall not be unreasonably withheld or delayed.

         8.2 Remedies. In the absence of fraud, no party shall be liable or responsible in any manner whatsoever to any other party, whether for indemnification or otherwise, with respect to any matter arising out of the representations, warranties or covenants of this Agreement or any Schedule hereto or any opinion or certificate delivered in connection herewith, except for (i) equitable relief as described below, (ii) indemnity as provided in
Article 6, or (iii) pursuant to other remedies expressly provided for in this Agreement all of which provide the exclusive remedies of the parties. Each of the parties acknowledges and agrees that each other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that each other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled at law or in equity.

         8.3 Publicity. No party shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby or disclose the identity of any party hereto or its principals without the prior written consent of the other parties, except where such release or announcement is required by applicable law, provided that the other parties are notified in writing as to the content of such release or announcement prior to the publication thereof.

         8.4 Notices. All notices, requests, consents, instructions and other communications required or permitted to be given hereunder shall be in writing and hand delivered, sent by nationally-recognized, next-day delivery service or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as set forth below; receipt shall be deemed to occur on the earlier of the date of actual receipt or receipt by the sender of confirmation that the delivery was completed or that the addressee has refused to accept such delivery or has changed its address without giving notice of such change as set forth herein.

(a)      if to Purchaser, as follows:

         DLJ Merchant Banking II, Inc.
         277 Park Avenue, 19th Floor
         New York, New York 10172
         Attention: Tom Dean

         with a copy to counsel for Purchaser:

         Weil, Gotshal & Manges LLP
         100 Crescent Court, Suite 1300
         Dallas, Texas 75201
         Attention: R. Scott Cohen

(b)      if to any Seller, to each of the following:

         Vilarc Capital
         895 Park Avenue
         New York, NY 10021
         Attention: Victor J. Barnett

         Liberty Partners
         1177 Avenue of the Americas
         New York, New York 10036
         Attention: Michael J. Kluger
          with a copy to counsel for Sellers:

          Sonnenschein Nath & Rosenthal
          8000 Sears Tower
          Chicago, IL 60606
          Attention: Donald G. Lubin
                     Michael M. Froy

          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, Illinois 60601
          Attention: Edward T. Swan
                     Mark B. Tresnowski

or such other address or persons as the parties may from time to time designate in writing in the manner provided in this Section.

         8.5 Entire Agreement. This Agreement, together with the Schedules and Exhibits attached hereto, represent the entire agreement and understanding of the parties hereto with respect to the transactions contemplated herein and therein, and no representations, warranties or covenants have been made in connection with this Agreement, other than those expressly set forth herein and therein, or in the certificates delivered in accordance herewith or therewith. Except for the Confidentiality Agreement, which shall remain in effect unless and until consummation of the Closing, this Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements among the parties relating to the subject matter of this Agreement and such other agreements and all prior drafts of this Agreement and such other agreements are merged into this Agreement. No Seller shall have any liability for statements, claims, forecasts, projections or other information, financial or otherwise, provided by or on behalf of any Seller, the Company or any Subsidiary or in connection with the Business prior to the Closing (including information contained in the September 1997 Arcade, Inc. Confidential Information Memorandum prepared by Bowles). Purchaser agrees that it is not relying on any financial data, statements, claims, projections, forecasts or other information other than as expressly set forth in Article 3 in entering into this Agreement or consummating the transactions contemplated hereby.

         8.6 Amendments and Waivers. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the purchaser, the Company, and the Sellers set forth on schedule 8.6 or, in the case of a waiver, by the party waiving compliance (or by the Sellers set forth on Schedule 8.6 on behalf of all of the Sellers). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

         8.7 Severabilily. This Agreement shall be deemed severable and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

         8.8 Headings. The article and section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

         8.9 Terms. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. All references to singular or plural shall include the other as the context may require.

         8.10 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to choice of law principles. The parties agree that (a) the United States District Court for the State of New York (or, in the absence of diversity jurisdiction, the courts of the State of New York) shall have exclusive jurisdiction of any action or proceeding relating to, or arising under or in connection with this Agreement and each party consents to personal jurisdiction of such courts and waives any objection to such courts' jurisdiction, and (b) service of any summons and complaint or other process in any such action or proceeding may be made by registered or certified mail directed to each party at the address set forth in Section 8.4, and service so made shall be deemed to be completed upon the earlier of actual receipt or five days after posting, each party hereby waiving personal service thereof.

         8.11 Schedules and Exhibits. The Schedules and Exhibits attached hereto are a part of this Agreement as if fully set forth herein.

         8.12 Definitions.

              (a) "Person". The term "Person" as used in this Agreement shall mean any individual, partnership, corporation, company, limited liability company, trust or other entity.

              (b) "Knowledge". The term "Knowledge" (or any form of such term, such as "Knows", "Known", etc.) as used in this Agreement with respect to the Company's awarness of the presence or absence of a fact, event or condition shall mean actual, not implied or imputed, then present knowledge of the following individuals, after due inquiry: Victor Barnett, Roger Barnett and Gordon Jones. Purchaser acknowledges that none of Victor Barnett, Roger Barnett or Gordon Jones have advised other officers or employees of the Company or its Subsidiaries (other than Hubert Brown) of this Agreement or the transactions contemplated hereby, nor have they discussed or reviewed with any such officers or employees the representations and warranties of the Company set forth herein.

              (c) "Including". The term "including" as used in this Agreement shall mean including, without limitation, and shall not be deemed to indicate an exhaustive enumeration of the items at issue.

         8.13 No Third Party Beneficiaries. Except as expressly contemplated in this Agreement (including pursuant to Sections 1.2 and 5.1), this Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         8.14 Expenses. All transaction fees and expenses (including fees and expenses of legal counsel, accountants, investment bankers, brokers, finders or other representatives and consultants) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby are referred to herein as the "Deal Expenses." Except as expressly provided otherwise in this Agreement, Purchaser shall bear its own Deal Expenses and the Company shall bear the Deal Expenses of itself and the Sellers; provided, that any filing fee paid under the HSR Act shall be borne between the parties as set forth in Section 5.7.

         8.15 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party. Without limiting the generality of the foregoing, the parties acknowledge that they have jointly participated in the negotiation and drafting of this Agreement and that in the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

                                       PURCHASER:
                                       By: /s/ Tompson Dean
                                           _________________________________
                                       Name: _______________________________
                                       Title: ______________________________

                                       ARCADE HOLDING CORPORATION

                                       By: /s/ Victor Barnett
                                           _________________________________
                                       Name: _______________________________
                                       Title: ______________________________


                                       SELLERS:

                                       VILARC CAPITAL

                                       By: /s/ Michael Kluger
                                           _________________________________
                                       Name: _______________________________
                                       Title: ______________________________

                                       LIBERTY PARTNERS HOLDINGS 4, L,L.C.

                                       By: /s/ Michael Kluger
                                            _________________________________
                                       Name: _______________________________
                                       Title: ______________________________

                                       STATE BOARD OF ADMINISTRATION OF FLORIDA

                                       By: LIBERTY PARTNERS, L.P.,
                                           ITS ATTORNEY-IN-FACT

                                            By: LIBERTY CAPITAL PARTNERS, INC.,
                                                ITS GENERAL PARTNER

                                          By: /s/ Michael Kluger
                                               _________________________________
                                          Name: _______________________________
                                          Title: ______________________________

                                                /s/ Roger L. Barnett
                                                -------------------------------
                                                Roger L. Barnett

                                                /s/ Victor J. Barnett
                                                -------------------------------
                                                Victor J. Barnett

         FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT


         This First Amendment to Stock Purchase Agreement (this "Amendment"), dated December 2, 1997, by and among AHC I Acquisition Corp., a Delaware corporation ("Purchaser"), Arcade Holding Corporation, a Delaware corporation (the "Company"), and Victor J. Barnett and Michael J. Kluger (collectively, the "Seller Representative").


         RECITALS

         WHEREAS, Purchaser will acquire all of the issued and outstanding capital stock of the Company pursuant to that certain Stock Purchase Agreement, dated November 14, 1997, by and among Purchaser, the Company and certain other parties identified on the signature pages thereto (the "Stock Purchase Agreement"); and

         WHEREAS, Purchaser, the Company and the Seller Representative desire to amend certain provisions of the Stock Purchase Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto agree as follows:


         ARTICLE I

         AMENDMENT OF AGREEMENT

         Section 1.1 Amendment to Section 1.7(b). Section 1.7(b) of the Stock Purchase Agreement is hereby amended to add thereto the following at the end of such Section 1.7(b):

         Notwithstanding the foregoing, Purchaser may, at its sole option, elect not to pay or cause to be paid the Heller Payments. If Purchaser so elects, Sellers shall not be obligated to deliver to Purchaser any pay-off letter or termination statements with respect thereto as provided in Schedule 1.9.

         Section 1.2 Amendment to Article 1. Article 1 of the Stock Purchase Agreement is hereby amended to add the following section as follows:

                  1.13 Purchase and Sale Obligations. Notwithstanding any other provision herein, with respect to Sellers' obligation to sell, assign, transfer, convey and deliver the Shares, Options or Warrants, as applicable, to Purchaser and Purchaser's obligation to purchase the Shares, Options or Warrants, as applicable, from Sellers, Purchaser shall have the right to either
(i) effect such transactions directly or (ii) designate and cause a wholly-owned subsidiary of Purchaser to effect such transactions and, in such case, Sellers shall sell, assign, transfer, convey and deliver the Shares, Options or Warrants, as applicable, to such wholly-owned subsidiary.


         ARTICLE II

         MISCELLANEOUS

         Section 2.1 Defined Terms. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement as hereby amended.

         Section 2.2 Effect of Amendment. Except as specifically provided herein, the Stock Purchase Agreement is in all respects ratified and confirmed. All of the terms, conditions and provisions of the Stock Purchase Agreement as hereby amended shall be and remain in full force and effect.

         Section 2.3 Entire Agreement. This Amendment and the unaltered portions of the Stock Purchase Agreement, together with the Schedules and Exhibits attached to the Stock Purchase Agreement, represent the entire agreement and understanding of the parties to the Stock Purchase Agreement with respect to the transactions contemplated herein and therein, and no representations, warranties or covenants have been made in connection with this Amendment or the Stock Purchase Agreement, other than those expressly set forth herein and therein, or in certificates delivered in accordance herewith or therewith. Except for the Confidentiality Agreement, which shall remain in effect unless and until consummation of the Closing, this Amendment and the unaltered portions of the Stock Purchase Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements among the parties relating to the subject matter of this Amendment and the Stock Purchase Agreement and such agreements and all prior drafts of this Amendment and the Stock Purchase Agreement and such other agreements are merged into this Amendment and the unaltered portions of the Stock Purchase Agreement.

         Section 2.4 Amendments and Waivers. This Amendment and the Stock Purchase Agreement as hereby amended may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Purchaser, the Company, and the Sellers set forth on
Schedule 8.6 to the Stock Purchase Agreement or, in the case of a waiver, by the party waiving compliance (or by Sellers set forth on Schedule 8.6 to the Stock Purchase Agreement on behalf of all Sellers).

         Section 2.5 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to choice of laws principles.

         Section 2.6 Seller Representative. Victor J. Barnett and Michael J. Kluger have all requisite power and authority to execute and deliver this Amendment on behalf of all of the Sellers pursuant to Section 8.6 of the Stock Purchase Agreement.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.


                                                     AHC I ACQUISITION CORP.



                                                     By: /s/ David Wittels
                                                        -----------------------
                                                            David Wittels,
                                                            Vice President


                                                     ARCADE HOLDING CORPORATION



                                                     By: /s/ Victor J. Barnett
                                                        -----------------------
                                                            Victor J. Barnett,
                                                            Chairman


                                                     SELLER REPRESENTATIVE



                                                     By: /s/ Victor J. Barnett
                                                        -----------------------
                                                            Victor J. Barnett



                                                     By: /s/ Michael J. Kluger
                                                        -----------------------
                                                            Michael J. Kluger

                                                                 EXECUTION COPY


         SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT


         This Second Amendment to Stock Purchase Agreement (this "Amendment"), dated December 12, 1997, by and among AHC I Acquisition Corp., a Delaware corporation ("Purchaser"), Arcade Holding Corporation, a Delaware corporation (the "Company"), and Victor J. Barnett and Michael J. Kluger (collectively, the "Seller Representative").


         RECITALS

         WHEREAS, Purchaser will acquire all of the issued and outstanding capital stock of the Company pursuant to that certain Stock Purchase Agreement, dated November 14, 1997, by and among Purchaser, the Company and certain other parties identified on the signature pages thereto, as amended by that certain First Amendment to Stock Purchase Agreement dated December 2, 1997 (as amended, the "Stock Purchase Agreement"); and

         WHEREAS, Purchaser, the Company and the Seller Representative desire to amend certain provisions of the Stock Purchase Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto agree as follows:


         ARTICLE I

         AMENDMENT OF AGREEMENT

         Section 1.1 Amendment to Section 1.2. Section 1.2 of the Stock Purchase Agreement is hereby amended to add thereto the following at the end thereof:

         Notwithstanding the foregoing, Roger Barnett's Options to purchase 1,368.55 Shares (the "Exchanged Shares") shall be surrendered and exchanged for options to receive 100,000 shares of preferred stock, $0.01 par value, of Purchaser, in accordance with the Option Substitution Agreement dated as of December 15, 1997, among the Company, Purchaser and Roger Barnett.

         Section 1.2 Amendment to Section 1.5. Section 1.5(a)(iii)(C) is hereby amended by replacing "$195.0 million" with "$192,636,855."

         Section 1.3 Amendment to Section 1.5(c)Section 1.5(c) of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

                  (c) Within three days after the final determination of the Closing Differential, the Adjusted Purchase Price shall be determined as follows: If the amount of the Closing Differential is a positive amount, then the Adjusted Purchase Price shall be adjusted upward by an amount equal to the Closing Differential. In such case, Purchaser shall inform the Seller Representative and pay the amount of such difference to the Seller Representative, which shall allocate the amount among the Sellers in accordance with Exhibit A attached to the original Stock Purchase Agreement. Conversely, if the amount of the Closing Differential is a negative amount, then the Adjusted Purchase Price shall be adjusted downward by an amount equal to the Closing Differential (expressed as a positive amount), which amount shall be distributed to Purchaser in accordance with the terms of the Escrow Agreement. For purposes of calculating Net Indebtedness, (i) no indebtedness incurred in connection with the financing of the transactions contemplated by this Agreement shall be taken into consideration; provided that no credit shall be given for indebtedness paid in connection with the transactions contemplated by this Agreement, and (ii) the amount of cash and cash equivalents under Section 1.5(a)(iii)(A) shall be determined as of the close of business on the Closing Date.


         ARTICLE II

         MISCELLANEOUS

         Section 2.1 Defined Terms. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement as hereby amended.

         Section 2.2 Effect of Amendment. Except as specifically provided herein, the Stock Purchase Agreement is in all respects ratified and confirmed. All of the terms, conditions and provisions of the Stock Purchase Agreement as hereby amended shall be and remain in full force and effect.

         Section 2.3 Entire Agreement. This Amendment and the unaltered portions of the Stock Purchase Agreement, together with the Schedules and Exhibits attached to the Stock Purchase Agreement, represent the entire agreement and understanding of the parties to the Stock Purchase Agreement with respect to the transactions contemplated herein and therein, and no representations, warranties or covenants have been made in connection with this Amendment or the Stock Purchase Agreement, other than those expressly set forth herein and therein, or in certificates delivered in accordance herewith or therewith. Except for the Confidentiality Agreement, which shall remain in effect unless and until consummation of the Closing, this Amendment and the unaltered portions of the Stock Purchase Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements among the parties relating to the subject matter of this Amendment and the Stock Purchase Agreement and such agreements and all prior drafts of this Amendment and the Stock Purchase Agreement and such other agreements are merged into this Amendment and the unaltered portions of the Stock Purchase Agreement.

         Section 2.4 Amendments and Waivers. This Amendment and the Stock Purchase Agreement as hereby amended may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Purchaser, the Company, and the Sellers set forth on
Schedule 8.6 to the Stock Purchase Agreement or, in the case of a waiver, by the party waiving compliance (or by Sellers set forth on Schedule 8.6 to the Stock Purchase Agreement on behalf of all Sellers).

         Section 2.5 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to choice of laws principles.

         Section 2.6 Seller Representative. Victor J. Barnett and Michael J. Kluger have all requisite power and authority to execute and deliver this Amendment on behalf of all of the Sellers pursuant to Section 8.6 of the Stock Purchase Agreement.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.


                                                     AHC I ACQUISITION CORP.



                                                     By: /s/ David Wittels,
                                                        -----------------------
                                                           David Wittels,
                                                           Vice President


                                                     ARCADE HOLDING CORPORATION



                                                     By: Victor J. Barnett
                                                        -----------------------
                                                           Victor J. Barnett,
                                                           Chairman


                                                     SELLER REPRESENTATIVE



                                                     By: /s/ VIctor J. Barnett
                                                        -----------------------
                                                           Victor J. Barnett



                                                     By: /s/ Michael J. Kluger
                                                        -----------------------
                                                           Michael J. Kluger